Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated November 9, 2012 (except as to the reverse stock split discussed in Note A, which is as of February 14, 2013), with respect to the financial statements and schedule of Trade Street Residential, Inc., all of which are contained in Amendment No. 2 to the Registration Statement on Form S-11 and Prospectus of Trade Street Residential, Inc. We consent to the use of the aforementioned report in Amendment No. 2 to the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Miami, Florida

February 14, 2013